Exhibit 99.1

30775 Bainbridge Road, Suite 280 Solon, OH 44139 U.S.A. Tel: (440) 248-4200 Fax: (440) 249-4240

Press Release	FOR IMMEDIATE RELEASE
BPI Energy Announces Federal Court Decision
on Preliminary Injunction in Suit With Colt
Cleveland, OH—April 3, 2006—BPI Energy (“BPI”) (Amex: BPG), an independent energy company engaged in the exploration, development and commercial sale of coalbed methane (CBM) in the Illinois Basin, today announced that the United States District Court for the Southern District of Ohio has denied BPI’s motion for a preliminary injunction against Colt, LLC, and other defendants.
BPI Energy filed a complaint on March 15, 2006, alleging tortious interference with business relations and breach of contract related to the interruptions of BPI’s development plans at its Delta Project.
In connection with the litigation, BPI sought a preliminary injunction against Colt, and related parties, from taking action to terminate BPI’s April 3, 2001, Oil, Gas and Methane Lease (“Lease”) or to terminate any of BPI’s rights under the Lease; or, taking any other action that interferes with BPI’s exclusive right to mine CBM under the Lease, pending a final judgment on the merits of BPI’s complaint. BPI requested the preliminary injunction to preserve the status quo until the case is resolved. Although the court’s opinion provided that it did not state the court’s ultimate opinion on the merits of the case, the opinion provided that BPI had failed, in connection with BPI’s request for the preliminary injunction, to establish a substantial likelihood or probability of success on the merits.
James G. Azlein, BPI’s chairman and CEO, stated: “We are disappointed with the ongoing dispute at the Delta project, which represents approximately ten percent of BPI’s current CBM acreage portfolio and all of its current production. BPI intends to vigorously pursue its original complaint against Colt, and other defendants, related to the steps taken by the defendant(s) that we believe have interfered with BPI’s ability to carry out development plans and extend this Lease in its entirety. We maintain that, at a minimum, the Lease is automatically extended for the areas in which BPI is currently producing gas and paying sufficient aggregate royalties under the terms of the Lease.
“We are moving forward expeditiously with development of our substantial CBM acreage position in the Basin and remain on track to commence drilling development wells at our Montgomery project this spring.”
The effect of the loss of all of BPI’s acreage under the Lease may result in a write-down of capitalized net oil and gas and other properties in a total amount of approximately $26 million. The effect of the loss of only BPI’s non-producing acreage (those areas in which wells have not yet been established) may result in a write-down of capitalized net oil and gas and other properties in an amount up to approximately $4 million.
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About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls the dominant CBM acreage position in the Illinois Basin at 418,435 acres.
Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from our expectations, include, but are not limited to, (a) our inability to retain our acreage rights at our Delta Project or other projects at the expiration of our lease agreements, due to insufficient CBM production or other reasons, (b) our inability to generate sufficient income or obtain sufficient financing to fund our operations after July 31, 2006, (c) our failure to accurately forecast CBM production, (d) displacement of our CBM operations by coal mining operations, which have superior rights in most of our acreage, (e) our failure to accurately forecast the number of wells that we can drill, (f) a decline in the prices that we receive for our CBM production, (g) our failure to accurately forecast operating and capital expenditures and capital needs due to rising costs or different drilling or production conditions in the field, (h) our inability to attract or retain qualified personnel with the requisite CBM or other experience, and (i) unexpected economic and market conditions, in the general economy or the market for natural gas. We caution readers not to place undue reliance on these forward-looking statements.
News releases and other information on the company are available on the Internet at:
http://www.bpi-energy.com .
CONTACT:
BPI Investor Relations
Clear Perspective Group, LLC
Matthew J. Dennis, CFA
Sr. Managing Director
(440) 353-0552
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